EXHIBIT 5.0

The Telecom Italia securities referred to herein that will be issued in connection with the merger have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act. The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases

PRESS RELEASE

TELECOM ITALIA: 2004 FINANCIAL STATEMENTS AND TIM-TELECOM ITALIA MERGER PLAN APPROVED

GENERAL SHAREHOLDERS’ MEETING HELD

MERGER TO PROCEED

DIVIDEND OF EURO 0.1093 PER ORDINARY SHARE AND EURO 0.1203 PER SAVINGS SHARE

Rozzano (Milan), April 7, 2005 – The General Shareholders’ Meeting of Telecom Italia met today in Rozzano, under the Chairmanship of Marco Tronchetti Provera, in both extraordinary and ordinary sessions.

In extraordinary session, Shareholders approved the merger by incorporation of Telecom Italia Mobile S.p.A. into Telecom Italia S.p.A. This resolution was adopted with the favorable vote of 99,99% of those present, representing 38,91% of share capital. The merger, scheduled for completion by the end of June, will be carried out through the application of the following exchange ratios:

•

1.73 Telecom Italia ordinary shares, with a par value of 0.55 euro per share, for each TIM ordinary share, with a par value of 0.06 euro per share;

•

2.36 Telecom Italia savings shares, with a par value of 0.55 euro per share, for each TIM savings share, with a par value of 0.06 euro per share.

Taking into account the amount of treasury stock held by TIM and the equity investment held at present by Telecom Italia in the company about to be merged (both to be cancelled with no share exchange), Telecom Italia’s capital increase as a result of the merger will amount to approximately Euro 1,310 million through the issue of around 2,151 million new ordinary shares and around 230 million new savings shares.

In accordance with the plan, the transaction takes effect as of January 1, 2005 for accounting and tax purposes.

In its ordinary session the Shareholders’ Meeting:

- approved the 2004 financial statements of Telecom Italia S.p.A., and resolved to pay out a dividend of 0.1093 euro per ordinary share and 0.1203 euro per savings share.

The dividend payment will be settled on April 21, 2005, with ex-dividend date April 18, 2005.

- decided to enlarge the Company’s Board of Directors to ensure the presence of professionals with proven experience in managing the mobile business. Thus the General Shareholders’ Meeting resolved to:

•

increase the number of members of the Board of Directors from 19 to 21;

•

set the total yearly compensation of the enlarged Board of Directors at 3 million euro;

•

appoint Directors Marco De Benedetti, TIM’s current Chief Executive Officer, and Enzo Grilli, a current independent Director of TIM who meets the requirements of independence with regard to Telecom Italia.

Thus the Board of Directors of Telecom Italia will continue to be composed mainly of independent Directors (11 out of 21).

Telecom Italia

Media Relations

Corporate and Wireline Press Office

+39.06.3688.2610

www.telecomitalia.it/stampa

Telecom Italia

Investor Relations

+39.02.8595.4131

www.telecomitalia.it/investor_relation